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Exhibit 4.2

AMENDMENT NO. 1 AND WAIVER TO CREDIT AGREEMENT

    This Amendment No. 1 and Waiver (this "Amendment") to the "Credit Agreement" (defined below) is entered into as of April 10, 2001 by and between ARCHIBALD CANDY (CANADA) CORPORATION (the "Borrower") and BANK ONE CANADA, formerly known as First Chicago NBD Bank, Canada, as Lender (the "Lender").

RECITALS:

    WHEREAS, the Borrower and the Lender have entered into that certain Credit Agreement dated as of July 30, 1999 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

    WHEREAS, the Borrower has notified the Lender that the Borrower wishes to amend the Credit Agreement in certain respects;

    WHEREAS, the Borrower also has notified the Lenders and the Agent that, for the period beginning June 1, 2000 and ending February 24, 2001, EBITDA as tested under the Credit Agreement was less than $23,375,000 (the "EBITDA Deficiency");

    WHEREAS, the EBITDA Deficiency has caused a Default under the Credit Agreement;

    WHEREAS, the Borrower has requested that the Lender waive such Default; and

    WHEREAS, the Lender is willing to waive such Default and amend the Credit Agreement on the terms and conditions herein set forth;

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

    2.  Waiver.  Upon the effectiveness of this Amendment in accordance with the provisions of Section 4 below, the Lender hereby waives the Default caused by the EBITDA Deficiency.

    3.  Amendments to Credit Agreement.  Upon the effectiveness of this Amendment in accordance with the provisions of Section 4 below, the Credit Agreement is hereby amended as follows:

  (a)
  The definition of "Canadian Prime Rate" set forth in Section 1.1 of the Credit Agreement is hereby amended to delete therefrom the period at the end thereof and to substitute therefore the following: "plus (i) at any time during the period beginning April 10, 2001 and ending April 14, 2001, 2.25%, (ii) at any time during the period beginning April 15, 2001 and ending May 15, 2001, 2.75%, and (iii) at any time thereafter, 3.75%."

  (b)
  The definition of "Maturity Date" set forth in Section 1.1 of the Credit Agreement is hereby amended to delete therefrom the date "April 15, 2001" and to substitute therefor the date "June 15, 2001."

  (c)
  The definition of "Maximum Revolving Loan Amount" set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

    "Maximum Revolving Loan Amount" means, on any date of determination, the lesser of (i) the Commitment at such time and (ii) the amount by which the lesser of the "Aggregate Revolving Loan Commitment" as defined in the U.S. Credit Agreement and the Borrowing Base on such date exceeds the Obligations.

    4.  Conditions of Effectiveness.  This Amendment shall become effective and be deemed effective as of the date hereof (the "Effective Date") if, and only if, the Lender shall have received each of the following:

  (a)
  four (4) duly executed originals of this Amendment from the Borrower;

  (b)
  Reaffirmations of Guarantees executed by Archibald Candy Corporation, Sweet Factory, Inc., Sweet Factory Group, Inc., SF Candy Company and SF Properties, Inc.;

  (c)
  a fully executed copy of Amendment No. 6 to the U.S. Credit Agreement and evidence satisfactory to it that the conditions precedent to the effectiveness of such Amendment No. 6 have been fully satisfied.

    5.  Representations and Warranties of the Borrower.

    5.1 The Borrower represents and warrants as of the date hereof that:

  (a)
  Its execution, delivery and performance of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not require any consent or approval which has not been obtained and

  (b)
  This Amendment and the Credit Agreement as amended hereby are its legal, valid and binding obligations, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

    5.2 The Borrower affirms that the representations and warranties contained in the Credit Agreement are true and correct as of the Effective Date.

    5.3 The Borrower affirms that each of the Security Documents is in full force and effect as of the date hereof and that the Security Documents secure the payment in full of the Accommodations Outstanding.

    6.  Reference to and Effect on the Credit Agreement.

    6.1 Upon the effectiveness of this Amendment pursuant to Section 4 hereof, on and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import and each reference to the Credit Agreement in each Credit Document shall mean and be a reference to the Credit Agreement as modified hereby.

    6.2 Except as specifically waived or amended herein, all of the terms, conditions and covenants of the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

    6.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of (a) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the Credit Documents, or (b) any Default under the Credit Agreement.

    7.  CHOICE OF LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN.

    8.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

    9.  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have executed this Amendment as of the date first above written.

ARCHIBALD CANDY (CANADA) CORPORATION
By:	/s/ RICHARD J. ANGLIN
Name:	Richard J. Anglin
Title:	Vice President and CFO
BANK ONE CANADA, formerly known as First Chicago NBD Bank, Canada
By:	/s/ RANDALL TAYLOR
Name:	Randall Taylor
Title:	Senior Vice President
Agreed and acknowledged this 10th day of April, 2001
FLEET BUSINESS CREDIT CORPORATION, formerly known as Sanwa Business Credit Corporation
By:	/s/ DONALD A. MASTRO
Name:	Donald A. Mastro
Title:	Vice President
BANK ONE, NA, formerly known as The First National Bank of Chicago
By:	/s/ DIANE M. FAUNDA
Name:	Diane M. Faunda
Title:	Vice President

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AMENDMENT NO. 1 AND WAIVER TO CREDIT AGREEMENT